                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Novellus Systems, Inc. of our report dated January 19, 1997, included in the 1996 Annual Report to Shareholders of Novellus Systems, Inc.

Our audits also included the financial statement schedule of Novellus Systems, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.
In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-11825, 33-88156, 33-51056, 33-36787, 33-25897, 33-62807)
pertaining to the Amended and Restated 1992 Employee Stock Purchase Plan, the Amended and Restated 1984 Stock Option Plan, the Employee Stock Purchase Plan, and the Amended and Restated 1992 Stock Option Plan, and in the related prospectuses of our report dated January 19, 1997 with respect to the consolidated financial statements incorporated herein by reference, and of our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Novellus Systems, Inc.




March 18, 1997
San Jose, California                                 /s/ Ernst & Young LLP